Exhibit 99.1

BBX Capital acquires largest specialty candy retailer- IT’SUGAR®

FORT LAUDERDALE, Florida – June 19, 2017, BBX Capital Corporation (“BBX Capital” or the “Company”) (OTCQX: BBXT; BBXTB) announced today that it has acquired IT’SUGAR, LLC (“IT’SUGAR”) for a purchase price of approximately $57 million, net of cash acquired. Headquartered in Deerfield Beach, Florida,  IT’SUGAR is the largest specialty candy retailer in the United States with 95 locations in 26 states and Washington, DC.

During the trailing twelve months ended April 30, 2017, IT’SUGAR generated net revenues of $78.4 million and adjusted EBITDA of $6.8 million. BBX Capital’s investment in IT’SUGAR represents  93% of IT’SUGAR’s membership interests.  Jeff Rubin,  IT’SUGAR’s Founder and Chief Executive Officer, will remain in his current position and continue to hold a meaningful membership interest.

IT’SUGAR will operate within the BBX Sweet Holdings vertical. While the acquisition is not expected to generate net income in the short term, the Company’s acquisition is expected to be immediately cash flow accretive to BBX Capital and will expand the Company’s retail confectionary footprint,  which includes Hoffman’s Chocolates, to more than 100 locations.  On a pro-forma basis, BBX Sweet Holdings’ wholesale and retail annual total revenues for 2017 are anticipated to be between approximately $110 million and $115 million. The Company believes this acquisition further solidifies BBX Sweet Holdings as a leading player in the confection industry.  In addition, BBX Capital currently plans to further expand IT’SUGAR by opening new retail locations in high traffic leisure locations.

“We are pleased to announce our investment in IT’SUGAR and believe the business is an excellent fit with the growth strategy of BBX Sweet Holdings,”  commented Jarett Levan, President of BBX Capital.  “IT’SUGAR has had great success expanding its presence across the United States as a modern day candy playground, and we are very pleased to partner with Jeff Rubin and the IT’SUGAR management team to support continued expansion of its retail footprint and grow the brand in other channels.”

“I am very excited for IT’SUGAR to join the BBX family of companies. IT’SUGAR will benefit from the industry knowledge and resources of BBX Capital to support our vision for growth,” said Jeff Rubin, Founder and Chief Executive Officer of IT’SUGAR.

Stifel acted as exclusive advisor to BBX Capital on the transaction.

About BBX Capital Corporation:

BBX Capital Corporation (OTCQX: BBXT; BBXTB), formerly BFC Financial Corporation, is a diversified holding company whose principal activities are its ownership of Bluegreen Corporation and, through its Real Estate and Middle Market Divisions, the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects and middle market operating businesses, including the operating businesses within BBX Sweet Holdings.

About Bluegreen Corporation:

Bluegreen, founded in 1966 and headquartered in Boca Raton, Florida, is a sales, marketing and management company, focused on the vacation ownership industry. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 200,000 owners, 66 owned or managed resorts, and access to more than 4,300 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, fee-based resort management, financial services, and sales and marketing services, to or on behalf of third parties.

About BBX Sweet Holdings:

Based in Fort Lauderdale, Florida, BBX Sweet Holdings, a wholly owned subsidiary of BBX Capital, invests in and acquires manufacturers, wholesalers, and retailers of chocolate and confectionary products. BBX Sweet Holdings includes nationally recognized brands such as IT’SUGAR, Hoffman's Chocolates, Anastasia Confections, Droga Chocolates, Williams & Bennett, Helen Grace Chocolates, and Kencraft Confections. For further information, please visit http://www.bbxcapital.com/bbx-sweet-holdings/overview/

About IT’SUGAR:

Founded in 2006 by Jeff Rubin, IT’SUGAR is a modern day playground dedicated to immersing its customers in content that they just can’t keep to themselves. IT’SUGAR was created to satisfy a universal sweet tooth and provide a variety of bold merchandise with tongue-and-cheek attitude. As the place where candy-obsessed come to indulge in the sights, smells and tastes of their favorite sweets and get immersed in the brand’s irreverent voice and fun-loving nature, IT’SUGAR is a different kind of specialty store. Dedicated to bringing out the child in every adult, the brand mixes unique product and merchandise with mega-sized humor and attitude. For further information, please visit www.itsugar.com

As of March 31, 2017, BBX Capital had total consolidated assets of $1.4 billion, shareholders' equity of $477.9 million, and total equity of $521.6 million.

For further information, please visit:

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BBX Capital Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300

Email: LHinkley@BBXCapital.com

Media Contact:

Kip Hunter Marketing, 954-765-1329

Jodi Goldstein / Nicole Lewis

Email: jodi@kiphuntermarketing.com, nicole@kiphuntermarketing.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as "believes," "will," "expects," "anticipates," "intends," "estimates," "our view," "we see," "would" and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and involve substantial risks and uncertainties. There is no assurance that such expectations will prove to be correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include the impact of economic, competitive and other factors affecting BBX Capital and BBX Sweet Holdings including IT’SUGAR and their operations, markets, marketing strategies, products and services, as well as others including but not limited to: the risk that the integration of IT’SUGAR may not be completed on a timely basis, or as anticipated; that the plans to expand IT’SUGAR will not be successful or if achieved will not be advantageous; that the acquisition will not immediately be cash accretive; that the revenue anticipated to be generated will not be achieved; that net income may not be generated when anticipated or at all;  and that the transaction may not be advantageous and the Company may not realize the anticipated benefits of the acquisition.  In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, which are available in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and its Annual Report on Form 10-K for the year ended December 31, 2016, which may be viewed on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com. BBX Capital cautions that the foregoing factors are not exclusive.